UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF VIRGINIA
                                Richmond Division


In re:                               :               Chapter 11
                                     :
CONSUMAT SYSTEMS, INC.,              :               Case No. 95-34253-S
                                     :
                  Debtor.            :






                                 SECOND AMENDED
                             PLAN OF REORGANIZATION













                                                              January 26, 1996




Augustus C. Epps, Jr. (Va. Bar No. 13254)
Andrew J. Dolson      (Va. Bar No. 28682)
Christian, Barton, Epps, Brent
 & Chappell
909 East Main Street, Suite 1200
Richmond, Virginia  23219
(804) 697-4100

Counsel for Consumat Systems, Inc.


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                                TABLE OF CONTENTS

                                                                    Page

DEFINITIONS..........................................................1

GENERAL TERMS AND CONDITIONS.........................................8

TREATMENT OF UNCLASSIFIED CLAIMS.....................................9

CLASSIFICATION OF CLAIMS AND INTERESTS..............................10

TREATMENT OF CLASSES................................................10

PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN........14

EXECUTION AND IMPLEMENTATION OF PLAN................................17

EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................20

EFFECT OF CONFIRMATION OF PLAN......................................24

EFFECTIVENESS OF THE PLAN...........................................26

RETENTION OF JURISDICTION...........................................27

MISCELLANEOUS PROVISIONS............................................28

ACCEPTANCE OF PLAN AND REQUEST FOR CONFIRMATION.....................33





                             SCHEDULES AND EXHIBITS

SCHEDULE 8.01(a)                    Assumed Executory Contracts
EXHIBIT A                           Loan and Security Agreement
EXHIBIT B                           Form of Lighthouse Promissory Note


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                         UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF VIRGINIA
                                Richmond Division

In re:                                  :               Chapter 11
                                        :
CONSUMAT SYSTEMS, INC.,                 :               Case No. 95-34253-S
                                        :
                  Debtor.               :


                                 SECOND AMENDED
                             PLAN OF REORGANIZATION


         Consumat Systems, Inc., debtor-in-possession, files this Second Plan of Reorganization pursuant to Title 11 of the United States Code and requests confirmation hereof.
                                    ARTICLE I
                                   DEFINITIONS
         Unless the context otherwise requires, the following terms shall have the following meanings when hereinafter used in this Second Amended Plan of Reorganization, which meanings shall be equally applicable to both the singular and plural forms of such terms:
         1.01. Administrative Expense Claim means a Claim for costs, expenses, compensation, and/or reimbursement under ss. 503(b) of the Bankruptcy Code or a Claim for any fees or charges assessed against the Estate under Chapter 123 of Title 28 of the United States Code, which Claim is entitled to priority under ss. 507(a)(1) of the Bankruptcy Code.
         1.02. AFCO means AFCO Credit Corporation, its successors or assigns, a Claimant with a Secured Claim on account of the Premium Finance Agreement.

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         1.03.  Allowed means,  with respect to a Claim or Equity Interest,  any
Claim or Equity Interest to the extent that (a) a Proof of Claim or Proof of Equity Interest was timely filed with the Bankruptcy Court, or, with leave of the Bankruptcy Court or without objection by the Debtor, filed late, and (i) as to which a party in interest, including the Debtor, does not file an objection on or before the Objection Date or (ii) the Proof of Claim or Proof of Equity Interest is allowed by a Final Order; or (b) such Claim or Equity Interest is deemed filed pursuant to ss. 1111(a) of the Bankruptcy Code, and (i) as to which the Debtor has not amended its Bankruptcy Schedules to delete such Claim or Equity Interest or to list such Claim or Equity Interest as disputed, contingent, or unliquidated or (ii) the Claim or Equity Interest is allowed by a Final Order.
         1.04. APCP means Air Pollution Control Products, Inc., a Claimant with Secured Claims as described in the orders entered by the Bankruptcy Court on October 11, 1995, and October 26, 1995.
         1.05. Bankruptcy Code means the United States Bankruptcy Code, being Title 11 of the United States Code, as enacted in 1978 and thereafter amended.
         1.06. Bankruptcy Court or Court means the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division, or such other Court as has jurisdiction of this Chapter 11 case or of some matter affecting this case.
         1.07. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, as amended from time to time.

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         1.08.  Bankruptcy Schedules means the Schedules of Assets and
Liabilities, Statement of Financial Affairs, and List of Equity Security Holders filed by the Debtor on October 6 and 20, 1995, with the Clerk of the Bankruptcy Court.
         1.09. Bar Date means December 13, 1995, the final date established by the Court for filing a Proof of Claim or Proof of Equity Interest in the Debtor's Chapter 11 case or, with respect to a Claim arising from the rejection of an executory contract or unexpired lease, means the date set forth in Section 8.01(e) of the Plan.
         1.10. Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in Richmond, Virginia, are required or authorized by law to close.
         1.11. Carroll Hughes means Carroll T. Hughes, Jr., his successors or assigns, a Miscellaneous Claimant with an Unsecured Claim under the Consulting Agreement.
         1.12. Claim means any right to payment from the Debtor or any right to an equitable remedy against the Debtor for breach of performance, as "claim" is defined in Section 101(5) of the Bankruptcy Code.
         1.13.  Claimant means the holder of a Claim.
         1.14. Confirmation or Confirmation of the Plan means the entry by the Bankruptcy Court of a Confirmation Order confirming the Plan at or after a hearing pursuant to ss. 1129 of the Bankruptcy Code, which shall have the effect prescribed in ss. 1141 of the Bankruptcy Code, and Confirmation Date means the date that the Confirmation Order is entered.
         1.15. Confirmation Order means the Order entered by the Bankruptcy Court confirming the Plan.

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         1.16.  Consulting  Agreement means the Consulting Agreement between the
Debtor and Carroll Hughes, dated July 17, 1992, pursuant to which Carroll Hughes agreed to provide consulting services to the Debtor.
         1.17. Contingent Unsecured Claim means the disputed and contingent Unsecured Claim of the Trustees and ENSCO as evidenced by the amended proof(s) of claim filed by Thomas A. Pearson, Trustee, and by ENSCO.
         1.18. Debtor means Consumat Systems, Inc., debtor and debtor-in-possession.
         1.19.  Disclosure Statement means the Disclosure Statement to which this Plan is an exhibit.
         1.20. Disputed means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest Proof of which was timely and properly filed and
which  has  been  or  hereafter  is  listed  on  the  Bankruptcy   Schedules  as
unliquidated, disputed or contingent, and, in either case, or in the case of an Administrative Expense Claim, any such Claim or Equity Interest as to which the Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by Final Order.
         1.21.  Effective  Date means a Business Day that is no less than eleven
(11) days after the Confirmation Date but not more than thirty days after the Confirmation Date.
         1.22. ENSCO means Environmental Systems Company, its successors or assigns, a Miscellaneous Claimant with an Unsecured Claim evidenced by a promissory note dated July 13, 1994, in the original principal amount of $110,000.00, and the Holder of an Equity Interest.

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         1.23. Equity Interest means any equity interest in the Debtor,  and any option, warrant or other agreement requiring the issuance of any such equity interest.
         1.24. Estate means the estate created in this Chapter 11 case pursuant to ss. 541 of the Bankruptcy Code.
         1.25. Final Order means an Order of the Bankruptcy Court or any other Court that may have jurisdiction over this Chapter 11 case as to which any appeal that has been or may be taken has been resolved or as to which the time for appeal has expired.
         1.26.  Holder means the holder of an Equity Interest.
         1.27. Lighthouse means Lighthouse Investments, L.L.C., its successors or assigns, a Claimant with a Secured Claim evidenced by a promissory note dated December 1, 1993, in the original principal amount of $174,047.94.
         1.28.  Loan  Agreement  means the Loan and  Security  Agreement  by and
between  the  Debtor  and  Sirrom,   pursuant  to  which  Sirrom  shall  make  a
post-Confirmation Date loan to Reorganized Consumat. A copy of the Loan Agreement is attached hereto as Exhibit A.
         1.29. Mechanicsville Facility means the facility located at 8407 Erle Road, Mechanicsville, Hanover County, Virginia, the site of the Debtor's business operations.
         1.30. Mechanicsville Lease means the Lease Agreement dated July 1, 1992, by and between Ellen Properties, as lessor, and the Debtor, as lessee, concerning the Mechanicsville Facility.
         1.31.  Miscellaneous Claimant means any one of the following Claimants:
NEWS, ENSCO, McGuire, Woods, Battle & Boothe, Robert L. Massey, Robert S. Lee, Carroll Hughes, William O. Wiley, and the Trustees.

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         1.32.  NEWS means New England Waste Services, Inc., its successors or assigns, a Miscellaneous Claimant with an Unsecured Claim under the Sanco Sale Agreement.
         1.33. Notes means the promissory notes in the original principal amounts of $600,000 and $1,700,000 made by NEWS and naming the Debtor as payee in connection with the Sanco Sale Agreement, which promissory notes subsequently were transferred without recourse and without warranties to the Trustees and ENSCO.
         1.34.  Objection Date means the same date as the Effective Date.
         1.35. Other Priority Claim means a Claim entitled to priority under ss. 507(a)(2), (3), (4), (5), (6) or (7) of the Bankruptcy Code.
         1.36. Petition Date means October 6, 1995, which is the date the Debtor commenced its Chapter 11 case.
         1.37. Plan means this Second Amended Plan of Reorganization and any subsequent amendments or modifications thereto.
         1.38. Premium Finance Agreement means the Premium Finance Agreement dated July 7, 1995, by and between the Debtor and AFCO and pursuant to which AFCO financed the Debtor's various insurance premium obligations.
         1.39. Priority Tax Claim means a Claim of a governmental unit for taxes, which Claim is entitled to priority under ss. 507(a)(8) of the Bankruptcy Code.
         1.40. Proof means, with respect to a Claim or Equity Interest, a written statement setting forth a Claim or Equity Interest and filed with the Court in accordance with the Bankruptcy Rules.
         1.41. Reorganized Consumat means the Debtor on and after the Effective Date.

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         1.42. Sanco Sale Agreement means the Agreement for Purchase and Sale of
Stock dated September 13, 1993, by and among the Debtor, NEWS and others.
         1.43.  Secured Claim means a Claim secured by property of the Estate.
         1.44. Sirrom means Sirrom Capital Corporation, its successors or assigns.
         1.45. Trade Claimant means a Claimant (not a Miscellaneous Claimant) with an Unsecured Claim arising from supplies or services (other than professional services) provided to the Debtor by such Claimant before the Petition Date.
         1.46. Trustees means Thomas A. Pearson and T. Jackson Lawson, the trustees under the Trust Agreement dated June, 1995, by and among BHA Group, Inc., C. Arthur Weaver Company, Inc., Chatham Steel Corporation, Electrical Equipment Company, McNeil, Inc., R.L. Kunz, Inc., Susquehanna Concrete Products, Inc., and other former unsecured creditors of Consumat Systems, Inc. and Thomas
A. Pearson and T. Jackson Lawson, Trustees.
         1.47. Unsecured Claim means any Claim, including unliquidated and contingent Claims (but excluding all Claims for attorneys' fees incurred by the Claimant and for interest on the Claim from and after the Petition Date), other than Secured Claims, Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims.
         Any term in this Plan that is not defined herein but that is used in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code.

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                                   ARTICLE II
                          GENERAL TERMS AND CONDITIONS
         The following terms and conditions apply to this Plan:
         2.01. Claims and Equity Interests. Various types of Claims and Equity Interests are defined in this Plan. This Plan is intended to address all Claims against and Equity Interests in the Debtor whether such Claims and Equity Interests are Disputed or Allowed.
         2.02. Time for Filing Proofs of Claim or Equity Interests and Objections Thereto; Time for Filing or Making Other Claims and Objections Thereto. All Claimants and Holders, other than Claimants having executory contract or unexpired lease rejection Claims, whose Claims or Equity Interests were not scheduled correctly by the Debtor, or whose Claims or Equity Interests are scheduled as Disputed, contingent or unliquidated, must have filed Proofs of Claim or Proofs of Equity Interests on or before the Bar Date. Objections to Proofs of Claims and to Proofs of Equity Interests must be filed on or before the Objection Date.
         Proofs of Claim relating to executory contract or unexpired lease rejection Claims and any objections thereto must be filed on or before the Rejection Bar Date set forth in Section 8.01(e) of the Plan. Administrative Expense Claims made pursuant to ss. 507(a)(1) of the Bankruptcy Code must be filed on or before the Effective Date or within such shorter period as may be ordered by the Court. Objections, if any, to such Administrative Expense Claims must be filed in accordance with the Bankruptcy Rules.

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                                   ARTICLE III
                        TREATMENT OF UNCLASSIFIED CLAIMS
         3.01. Allowed Administrative Expense Claims. Except to the extent a Claimant agrees to a different treatment, each Claimant with an Administrative Expense Claim allowed under ss. 503(b) of the Bankruptcy Code and any fees and charges assessed against the Estate under Chapter 123 of Title 28 of the United States Code shall be paid, by Reorganized Consumat, in cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as practicable; provided, however, that Claimants with Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business of the Debtor, or incurred by the Debtor with the approval of the Bankruptcy Court1, shall be paid in full and performed by Reorganized Consumat in accordance with the terms and conditions of the particular transactions and agreements relating thereto.
         3.02. Allowed Priority Tax Claims. Except to the extent a Claimant agrees to a different treatment, each Claimant with an Allowed Priority Tax Claims shall be paid, by and at the option of Reorganized Consumat, (a) in cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) in equal annual payments in an aggregate amount equal to such Allowed Priority Tax Claim,
--------
1 Including, specifically, but without limitation, APCP.

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together with interest at a fixed annual rate equal to nine percent (9%), over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Claimant with such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.
                                   ARTICLE IV
                     CLASSIFICATION OF CLAIMS AND INTERESTS
         4.01.  Class 1.   Class 1 shall consist of the Other Priority Claims.
         4.02.  Class 2.   Class 2 shall consist of the Secured Claim of AFCO.
         4.03.  Class 3.   Class 3 shall consist of the Secured Claims of APCP.
         4.04.  Class 4.   Class 4 shall consist of the Secured Claim of
                           Lighthouse.
         4.05.  Class 5.   Class 5 shall consist of the Unsecured Claims of
                           Trade Claimants.
         4.06.  Class 6. Class 6 shall consist of the Unsecured Claims of
                           Miscellaneous Claimants.
         4.07.  Class 7.   Class 7 shall consist of the Equity Interests.
                                    ARTICLE V
                              TREATMENT OF CLASSES
         5.01. Class 1. Except to the extent a Claimant agrees to a different treatment, each Claimant with an Allowed Other Priority Claim shall be paid cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date or the date such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as possible.

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Class 1 is an unimpaired class.  Class 1 and each Claimant with an Allowed Other
Priority Claim are conclusively presumed to have accepted the Plan.
         5.02. Class 2. The Allowed Secured Claim of AFCO under the Premium Finance Agreement shall be unaltered and, therefore, is unimpaired in accordance with ss. 1124 of the Bankruptcy Code.
         Class 2 is an unimpaired class. Class 2 and AFCO are conclusively presumed to have accepted the Plan.
         5.03. Class 3. The Allowed Secured Claims of APCP, shall be unaltered except as set forth in the orders entered by the Bankruptcy Court on October 11, 1995, and October 26, 1995,
         Class 3 is an impaired class and APCP is entitled to vote to accepted or reject the Plan.
         5.04. Class 4. Lighthouse, on account of its Allowed Secured Claim (which shall include accrued but unpaid interest through the Effective Date), shall receive on the Effective Date a promissory note in such principal amount made by Reorganized Consumat, which shall be payable in twelve (12) equal quarter-annual payments of principal and interest at ten percent (10%) per annum beginning on March 31, 1996, and continuing on the last day of each successive calendar quarter thereafter through December 31, 1998, when such promissory note shall be paid in full. Reorganized Consumat, in its sole discretion, shall be entitled to accelerate and to prepay without penalty under the promissory note. The promissory note shall be substantially in the form of Exhibit B attached hereto. Lighthouse shall retain the liens securing its Allowed Secured Claim as of the Effective Date to the

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extent of the obligations of Reorganized  Consumat under such  promissory  note;
provided, however, such liens shall be subject to and subordinate to the liens and security interests of Sirrom against and in all of the assets of Reorganized Consumat as set forth in Section 7.03 of the Plan.
         Class 4 is an impaired class, and Lighthouse is entitled to vote to accept or reject the Plan.
         5.05. Class 5. On the later of the Effective Date or the date which is ten (10) Business Days after the date on which the last order of the Bankruptcy Court concerning a Disputed Claim becomes a Final Order, each Trade Claimant with an Allowed Unsecured Claim shall receive cash in an amount equal to fifty percent (50%) of its Allowed Unsecured Claim.
         Class 5 is an impaired class, and each Trade Claimant with an Allowed Unsecured Claim is entitled to vote to accept or reject the Plan.
         5.06. Class 6. On the later of the Effective Date or the date which is ten (10) Business Days after the date in which the last order of the Bankruptcy Court concerning a Disputed Claim becomes a Final Order, each Miscellaneous Claimant with an Allowed Unsecured Claim shall receive (a) the lesser of (i) cash in an amount equal to twenty-five percent (25%) of its Allowed Unsecured Claim or (ii) $60,000, plus (b) its pro rata share of 150,000 shares of the common stock of Reorganized Consumat. No fractional shares shall be issued pursuant to this Section 5.06.
         For purposes of this Plan, the Unsecured Claim of NEWS shall be deemed allowed and fixed at $614,977, which is the amount of the Amended Proof of Claim filed by NEWS,

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and shall be paid in accordance  with this Section 5.06 of the Plan.  The Debtor takes no position on the effect of the allowance of NEWS' Unsecured Claim in this Chapter 11 case on any obligations of NEWS under the Notes and on any defenses and rights of offset or recoupment NEWS may have to the Notes. Notwithstanding Section 9.02 of the Plan, NEWS shall be entitled to take such actions as it deems appropriate to liquidate its Unsecured Claim and to seek satisfaction of its Unsecured Claim by way of offset or recoupment against its obligations under the Notes. The Debtor releases and discharges any claims of any nature whatsoever against NEWS.
         Class 6 is an impaired class, and each Claimant with an Allowed Unsecured Claim is entitled to vote to accept or reject the Plan.
         5.07. Class 7. All Class 7 Equity Interests in or with respect to the Debtor that consists of options, warrants or other agreements requiring the issuance of Equity Interests of the Debtor, shall be disallowed and canceled. All Class 7 Equity Interests consisting of issued and outstanding shares of capital stock of the Debtor also shall be disallowed and canceled unless all impaired classes of Claims accept the Plan, in which case Holders of Allowed Equity Interests consisting of issued and outstanding shares of capital stock of the Debtor shall receive as of the Effective Date a pro rata distribution of 500,000 shares of common stock of Reorganized Consumat. No fractional shares shall be issued pursuant to this Section 5.07.
         Class 7 is an impaired class. Each Holder of an Equity Interest in Class 7 is entitled to vote to accept or reject the Plan.

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                                   ARTICLE VI
          PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN
         6.01 Voting. Each Claimant with an Allowed Claim in an impaired class of Claims and each Holder with an Allowed Equity Interest in the impaired class of Equity Interests, shall be entitled to vote separately to accept or reject the Plan as provided in the order entered by the Bankruptcy Court governing the voting and balloting procedures applicable to the Plan. For purposes of calculating the number of Allowed Claims or Allowed Equity Interests in a class of Claims or Equity Interests held by Claimants or Holders with Allowed Claims or Allowed Equity Interests in a class that have voted to accept or reject the Plan under ss. 1126(c) of the Bankruptcy Code, all Allowed Claims or Allowed Equity Interests in such class held by one entity, including any entity that acquired record ownership of such Allowed Claims or Allowed Equity Interests after the Petition Date, shall be aggregated and treated as one Allowed Claim or one Allowed Equity Interest in such class.
         6.02.  Method of Distributions Under the Plan.
                  (a) In General. All distributions under the Plan shall be made by Reorganized Consumat. All Allowed Claims in a class held by one Claimant shall be aggregated and treated as one Allowed Claim in such class for purposes of making a distribution to such Claimant under the Plan.
                  (b) Distributions of Cash. Any payment of cash made by Reorganized Consumat pursuant to the Plan shall be made by check drawn on a domestic bank.

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                  (c)  Timing of  Distributions.  Any  payment  or  distribution required to be made under the Plan on a date other than a Business Day shall be due on the next succeeding Business Day.
                  (d) Minimum Distributions. No payment of cash less than ten dollars ($10.00) shall be made by Reorganized Consumat to any Claimant unless a request therefor is made in writing to Reorganized Consumat.
                  (e) Unclaimed Distributions. Any cash or other distributions pursuant to the Plan, including dividends or other amounts earned thereon, that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Consumat.
         6.03. Distributions Relating to Disputed Claims. Cash shall be distributed by Reorganized Consumat to a Claimant with a Disputed Administrative Expense Claim or other Disputed Claim when, and to the extent that, such Disputed Administrative Expense Claim or other Disputed Claims becomes an Allowed Administrative Expense Claim or other Allowed Claim pursuant to a Final Order. Such distribution shall be made in accordance with the Plan to the Claimant with such Claim based upon the amount in which such Disputed
Administrative Expense Claim or other Disputed Claim becomes an Allowed Administrative Expense Claim or other Allowed Claim, as the case may be.

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         6.04.  Cancellation and Surrender of Existing Notes, Instruments,
Certificates, etc.
                  (a) On the Effective Date, any promissory notes or other instruments evidencing any Claim, any certificates evidencing any Equity Interest in the Debtor and any options, warrants or other agreements requiring the issuance of Equity Interests in the Debtor, shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtor shall be discharged.
                  (b) Each Claimant holding a promissory note or other instrument evidencing a Claim shall surrender to Reorganized Consumat such promissory note or instrument, and each Holder of an Equity Interest shall surrender to Reorganized Consumat any certificate evidencing such Equity Interest.
                  (c) Notwithstanding any other provision of this Plan, no distribution of property hereunder shall be made to or on behalf of any Claimant unless and until such promissory note or instrument is received by Reorganized Consumat or the unavailability or such note or instrument is established to the reasonable satisfaction of Reorganized Consumat. Reorganized Consumat may require any entity delivering an affidavit of loss and indemnity to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized Consumat. Any Claimant who fails within sixty days after demand by Reorganized Consumat for surrender of a promissory note or instrument (i) to surrender or cause to be surrendered such promissory note or instrument or (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized Consumat, and if requested, to furnish a bond reasonably satisfactory to Reorganized Consumat, shall be deemed to have forfeited all rights, claims, and interests and shall not participate in any distribution hereunder.
                                   ARTICLE VII
                      EXECUTION AND IMPLEMENTATION OF PLAN
         7.01. Payments. The funds necessary to pay Allowed Claims shall be paid from (a) the proceeds of the post-Confirmation Date loan from Sirrom under the Loan Agreement, (b) the proceeds arising from the issuance of the common stock of Reorganized Consumat and/or (c) cash flow from Reorganized Consumat's post-Confirmation Date operations.
         7.02. Post-Confirmation Loan. In order to consummate the Plan, Reorganized Consumat will borrow $1,000,000 from Sirrom under the Loan Agreement, as modified from time to time2. It is anticipated that the loan proceeds will meet the capital requirements of Reorganized Consumat and enable Reorganized Consumat to satisfy its obligations under the Plan.
         7.03. Assumption of Debtor-In-Possession Financing and Collateralization. Confirmation of this Plan shall evidence and effect Reorganized Consumat's assumption of the indebtedness of the Debtor arising from the debtor-in-possession financing provided by Sirrom. Sirrom shall have liens against and security interests in all of the assets of Reorganized Consumat as security both for the debtor-in-possession indebtedness assumed by
--------
2 This amount is in addition to the first $500,000 loaned the Debtor by Sirrom during the pendency of this Chapter 11 case but shall be reduced dollar for dollar by any additional funds loaned the Debtor by Sirrom during the pendency of this Chapter 11 case. Such loans from Sirrom shall be assumed by Reorganized Consumat and paid pursuant to the terms of the Loan Agreement.

Reorganized Consumat and for the indebtedness and other obligations of Reorganized Consumat under the Loan Agreement.
         7.04. Mechanicsville Facility. Consumat shall conduct its production activities and otherwise operate its business at the Mechanicsville Facility.
         7.05.  Corporate Governance.
                  (a) General. On the Effective Date, the management, control, and operation of Reorganized Consumat shall become the general responsibility of the Board of Directors of Reorganized Consumat, which shall thereafter have the responsibility for the management, control, and operation of Reorganized Consumat.
                  (b) Meeting of Stockholders. The first annual meeting of the stockholders of Reorganized Consumat shall be held on a date in June, 1996, selected by the Board of Directors of Reorganized Consumat in accordance with the articles of incorporation and bylaws of Reorganized Consumat, and subsequent meetings of the stockholders of Reorganized Consumat shall be held at least once annually thereafter in accordance with the articles of incorporation and bylaws of Reorganized Consumat.
                  (c)      Directors and Officers of Reorganized Consumat.
                           (1)      Board of Directors.  The initial Board of
Directors of Reorganized Consumat shall consist of three (3) persons. Each of the members of such initial Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Consumat or their earlier resignation or removal in accordance with the articles of incorporation or bylaws of Reorganized Consumat. Robert L. Massey, Alexander Y. Hoff, and Peter
T. Socha shall  constitute  the initial Board of Directors.

                           (2)      Officers.  The officers of Reorganized
Consumat immediately prior to the Effective Date shall serve as the initial officers of Reorganized Consumat on and after the Effective Date in accordance with any employment agreement with Reorganized Consumat and applicable nonbankruptcy law.
                  (d) Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of Reorganized Consumat shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by ss. 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such articles of incorporation as permitted by applicable law, (b) to change the name of Reorganized Consumat to "Reorganized Consumat Systems, Inc.", and (c) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtor or Reorganized Consumat.
         7.06     Management; Issuance of Options, etc.   Management of
Reorganized Consumat shall receive on the Effective Date a total of 100,000 shares of the common stock of Reorganized Consumat, which shares shall be distributed equally among Robert L. Massey, Robert S. Lee, Mark E. Hills, William O. Wiley, and James K. Fishback. At the discretion of the Board of Directors of Reorganized Consumat, Reorganized Consumat may issue options, warrants or other agreements requiring the issuance of up to 300,000 additional shares of the common stock of Reorganized Consumat.
         7.07 Accounting Treatment. Reorganized Consumat shall account for its reorganization using the fresh-start reporting provisions, as described in the American

Institute of Certified Public Accountants' Statement of Position 90-7, to the extent allowed by the statement.
         7.08 Purchase of Additional Common Stock. On the Effective Date, Sirrom, its affiliates, and/or their respective assigns shall purchase 260,000 shares of the common stock of Reorganized Consumat at a price of $.15 per share for a total purchase price of $39,000, which amount shall be paid to Reorganized Consumat on the Effective Date.
         7.09 Capitalization. On the Effective Date, Reorganized Consumat shall be capitalized with 5,000,000 shares of common stock and 1,000,000 shares of preferred stock; there shall be a total of 1,010,000 shares3 of common stock of Reorganized Consumat issued and outstanding. Fractional shares shall not be issued, and any Miscellaneous Claimant with an Allowed Unsecured Claim and any Holder of an Allowed Equity Interest who would otherwise be entitled to receive a portion of a share of common stock of Reorganized Consumat shall receive the next lower number of whole shares.
                                  ARTICLE VIII
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
         8.01. Assumption or Rejection of Executory Contracts and Unexpired Leases.
                  (a) Executory Contracts. All executory contracts, other than unexpired leases of real property and customer warranty agreements, to which the Debtor is a party are hereby rejected, except for any executory contract (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been


--------
3 510,000 shares in the event that no shares are distributed to Holders of Allowed Equity Interests pursuant to Section 5.07 of this Plan.

entered into by the Debtor after the Petition Date in the ordinary course of business or pursuant to an order of the Bankruptcy Court, (iii) as to which a motion for approval of the assumption of such contract has been filed prior to the Confirmation Date, (iv) which is assumed pursuant to the provisions set forth in this Article VIII of the Plan, or (v) which is set forth on Schedule 8.01(a) attached hereto. The insurance policies set forth on Schedule 8.01(a) attached hereto and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies, are treated as executory contracts under the Plan and are hereby assumed pursuant to ss. 365(a) of the Bankruptcy Code. Nothing contained in this Section 8.01(a) shall constitute a waiver of any claim, right or cause of action that the Debtor may hold against the insurer under any policy of insurance.
                  (b) Unexpired Leases. All unexpired leases of real property that exist between the Debtor and any person are hereby rejected except for the Mechanicsville Lease, which shall be deemed assumed as of the Effective Date. The rejection of any unexpired lease of real property that was rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date shall be effective as of the date of such order, and the rejection of any unexpired lease of real property pursuant to this Section 8.01(b) shall be effective as of the earlier of the Confirmation of the Plan or the date upon which Reorganized Consumat notifies the lessor under such lease of the effectiveness of the rejection of such lease.
                  (c) Approval of Assumption or Rejection of Leases and Contracts. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to ss. 365(a) of the

Bankruptcy Code, of the assumption of the executory contracts and unexpired leases of real property assumed pursuant to Section 8.01(a) and (b) hereof, (ii) the extension of time pursuant to ss. 365(d)(4) of the Bankruptcy Code within which Reorganized Consumat may assume or reject any of its unexpired leases of real property not previously rejected through the date of entry of an order approving the assumption or rejection of such leases, and (iii) the approval, pursuant to ss. 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases of real property rejected pursuant to Section 8.01(a) and (b) hereof.
                  (d) Cure of Defaults. On the Effective Date or as soon thereafter as is practicable, Reorganized Consumat shall cure any and all defaults under any executory contract or unexpired lease of real property assumed pursuant to the Plan in accordance with ss. 365(b)(1) of the Bankruptcy Code.
                  (e) Time for Filing Proofs of Claim Relating to Rejected Executory Contracts or Unexpired Leases and Objections Thereto. Proofs of Claim relating to the rejection of executory contracts or unexpired leases of real property pursuant to this Section 8.01 must be filed with the Bankruptcy Court no later than thirty days after the later of (i) notice of entry of an order approving the rejection of such contracts or leases and (ii) notice of entry of the Confirmation Order (the "Rejection Bar Date"). Any Claims for which Proof was not filed by such Rejection Bar Date shall be forever barred from assertion against the Debtor and its Estate, and Reorganized Consumat and its property. Except as otherwise provided in this Plan or ordered by the Bankruptcy Court, or unless the Claimant agrees to a different treatment, all Claims arising from the rejection of executory contracts or unexpired leases of real property shall be treated in Class 6 under the Plan. Objections, if any, to Proofs of Claim relating to the rejection pursuant to
Section 8.01(a) or (b) of the Plan of executory contracts or unexpired leases of real property shall be filed no later than thirty days after filing of such Proofs of Claim and service thereof on the Debtor or Reorganized Consumat and its counsel.
         8.02. Indemnification Obligations. For purposes of the Plan, the obligations of the Debtor to indemnify, reimburse or limit the liability of its present and any former directors, officers or employees that were directors, officers or employees, respectively, on or after the Petition Date against any obligations pursuant to the articles of incorporation, the bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive Confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date.
         8.03. Compensation and Benefit Programs. All employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, and life, disability and other insurance plans are treated as executory contracts under the Plan and are hereby assumed pursuant to ss. 365(a) of the Bankruptcy Code.
         8.04. Retiree Benefits. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtor prior to the Petition Date shall be continued for the duration of the period the Debtor has obligated itself to provide such benefits.
                                   ARTICLE IX
                         EFFECT OF CONFIRMATION OF PLAN
         9.01. Vesting of Assets.
                  (a) The property of the Estate of the Debtor shall vest in Reorganized Consumat on the Effective Date.
                  (b) From and after the Effective Date, Reorganized Consumat may operate its business, and may use, acquire, and dispose of its property free of any restrictions of the Bankruptcy Code.
                  (c) As of the Effective Date, all property of Reorganized Consumat shall be free and clear of all Claims and Equity Interests, except for the liens and security interests in favor of Sirrom and Lighthouse as provided in the Plan. In addition, APCP and AFCO shall retain their respective liens and security interests against the same property and with the same priority as set forth in the Final Order Authorizing Post-Petition Financing entered by the Bankruptcy Court on October 26, 1995, and any further order entered by the Bankruptcy Court concerning any additional loans by Sirrom to the Debtor.
                  (d) Any rights or causes of action accruing to the Debtor shall remain assets of Reorganized Consumat, except as set forth in Section 9.03 of the Plan.

         9.02. Discharge of Debtor. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever against the Debtor or any of its assets or properties; provided, however, that the discharge of the Debtor shall not affect any defense or right of recoupment or offset that NEWS may be entitled to assert against any obligations formerly owed by NEWS to the Debtor, including, but not limited to, the Notes. Except as otherwise provided in the Plan (a) on the Effective Date, all such Claims against, and Equity Interests in, the Debtor shall be satisfied, discharged and released in full, and (b) all persons shall be precluded from asserting against Reorganized Consumat, its successors, or its assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind of nature that occurred prior to the Confirmation Date.
         9.03. Extinguishment of Causes of Action Under the Avoiding Power Provisions. On the Effective Date, all rights, claims, causes of action, avoiding powers, suits, and proceedings arising under ss.ss. 544, 545, 547, 548, 549, and 553 of the Bankruptcy Code shall be extinguished whether or not then pending.

                                    ARTICLE X
                            EFFECTIVENESS OF THE PLAN
         10.01. Condition Precedent. The Plan shall not become effective unless and until Reorganized Consumat shall have sufficient cash on hand as of the Effective Date after giving effect to the distributions of cash required to be made under the Plan, as determined by Reorganized Consumat.
         10.02. Effect of Failure of Condition. In the event that the condition specified in Section 10.01 of the Plan has not occurred on or before thirty days after the Confirmation Date, and upon notification submitted by Reorganized Consumat to the Bankruptcy Court (a) the Confirmation Order shall be vacated,
(b) no distributions under the Plan shall be made, (c) Reorganized Consumat, Sirrom and all Claimants and Holders shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) all the Debtor's obligations with respect to Sirrom and to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

                                   ARTICLE XI
                            RETENTION OF JURISDICTION
         Notwithstanding Confirmation of this Plan or the Effective Date having occurred, the Bankruptcy Court shall retain jurisdiction of this case for purposes of ss.ss. 105(a), 362, 1127, and 1142 of the Bankruptcy Code and for, among other things, the following purposes:
         (a) To enforce and interpret the Plan, to resolve any disputes arising under or in connection with the Plan, to effectuate payments under the Plan, and to compel performance of any person in accordance with the provisions of the Plan.
         (b) To determine all matters with respect to the subordination, allowance or disallowance of Claims or Equity Interests or any portion thereof.
         (c) To determine all matters with respect to Reorganized Consumat or to property vested in Reorganized Consumat in accordance with the Plan.
         (d) To determine all matters with respect to the assumption or rejection of executory contracts or unexpired leases, to determine the amount of damages, if any, suffered by the nondebtor party to any rejected executory contract or unexpired lease, and to determine all matters with respect to the allowance or disallowance of any Claim resulting from the rejection of any executory contract or unexpired lease.
         (e) To determine all applications, motions, adversary proceedings or contested matters initiated or commenced by the Debtor or any party in interest, whether such applications, motions, adversary proceedings or contested matters are pending on the Confirmation Date or thereafter commenced.

         (f) To determine such other matters and for such other purposes as may be provided for in the Confirmation Order or otherwise deemed appropriate to accomplish its purposes.
         (g) To correct any defect, or cure any omission or to reconcile any inconsistency in the Plan or in the Confirmation Order, all as may be necessary or appropriate to carry out the intents and purposes of the Plan.
         (h) To make such orders as are necessary or appropriate to carry out the provisions of this Plan.
         (i) To determine any other matter not inconsistent with the Bankruptcy Code.
         (j)      To enter a Final Order closing this case.
                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS
         12.01. Effectuating Documents and Further Transactions. The President of either of the Debtor or Reorganized Consumat is authorized in accordance with the authority under the resolutions of the respective Boards of Directors of the Debtor or Reorganized Consumat, as the case may be, to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes, securities or other instruments issued pursuant to the Plan, including but not limited to any documents which Sirrom may require Reorganized Consumat to execute, deliver, file or record in connection with the Loan Agreement.

         12.02. Exemptions. (a) Pursuant to ss. 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation and perfection of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease or modifications thereto, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.
         (b) By operation of ss. 1145 of the Bankruptcy Code, the distribution of the common stock of Reorganized Consumat to be issued under Sections 5.06 and
5.07 shall be exempt from registration under Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, a security. All such securities so issued shall be freely transferrable by the initial recipients thereof (i) except for any such securities received by an "underwriter" within the meaning of ss. 1145(b) of the Bankruptcy Code, and (ii) subject to any restriction contained in the terms of such securities themselves, in this Plan or any documents relating to the Plan.
         12.03. Recordation. A copy of this Plan and the Confirmation Order shall be recorded in the appropriate land records of the County of Hanover, Virginia, on or before the Effective Date.
         12.04. Exculpation. Neither Reorganized Consumat and the Debtor nor any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any Claimant or Holder for any act or omission in connection with, or arising out of, the pursuit of Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, Reorganized Consumat, the Debtor, and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
         12.05.  Intentionally Omitted.
         12.06. Modifications to Plan. This Plan may be modified pursuant to ss. 1127 of the Bankruptcy Code and as herein provided. The Plan may be modified, before or after Confirmation, without notice or hearing, or on such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the proposed modification does not materially and adversely affect the rights of any parties in interest that have not had notice and an opportunity to be heard with regard to the proposed modification. Without limiting the foregoing, the Plan otherwise may be modified after notice and a hearing. In the event of any modification on or before Confirmation, any votes in favor of the Plan shall be deemed to be votes in favor of the Plan as modified, unless the Bankruptcy Court finds that the proposed modification materially and adversely affects the rights of the parties in interest that cast such votes.

         12.07.  Revocation or Withdrawal of the Plan.
         (a) The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.
         (b) If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.
         12.08. Binding Effect. Upon confirmation, the Plan shall be binding upon and inure to the benefit of the Debtor, Claimants, Holders, and their respective successors and assigns.
         12.09. Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

                           REORGANIZED CONSUMAT SYSTEMS, INC.
                           P.O. Box 9379
                           Richmond, Virginia  23227
                           or
                           8407 Erle Road
                           Mechanicsville, Virginia  23111

                           Attn:  Robert L. Massey, President and Chief
                                  Executive Officer

with a copy to:   CHRISTIAN, BARTON, EPPS, BRENT
                            & CHAPPELL
                           909 East Main Street, Suite 1200
                           Richmond, Virginia  23219

                           Attn:  Augustus C. Epps, Jr., Esquire

                           SIRROM CAPITAL CORPORATION
                           500 Church Street, Suite 200
                           Nashville, Tennessee  37219

                           Attn: Peter T. Socha, Vice President and Chief Credit Officer

with a copy to:   LeCLAIR RYAN, A Professional Corporation
                           707 East Main Street, 11th Floor
                           Richmond, Virginia 23219

                           Attn: William A. Broscious, Esquire

         12.10. Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the principles of conflicts of law thereof.
         12.11. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor or Reorganized Consumat, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.
         12.12.  Intentionally Omitted.
         12.13. Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.
         12.14. Schedules. All Exhibits and Schedules to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.
         12.15. Filing of Additional Documents. On or before substantial consummation of the Plan, Reorganized Consumat shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.
                                  ARTICLE XIII
                 ACCEPTANCE OF PLAN AND REQUEST FOR CONFIRMATION
         Claimants with Allowed Claims in impaired classes and Holders of Allowed Equity Interests in the impaired class shall be requested to accept or reject the Plan. If any class fails to accept the Plan by the requisite majorities in number and amount required under ss. 1126 of the Bankruptcy Code, the Debtor will request that the Bankruptcy Court confirm the Plan pursuant to ss. 1129(b) of the Bankruptcy Code.

Date:  January 26, 1996                              CONSUMAT SYSTEMS, INC.



                                               By:
                                                   Robert L. Massey, President




Augustus C. Epps, Jr. (Va. Bar No. 13452)
Andrew J. Dolson      (Va. Bar No. 28682)
Christian, Barton, Epps, Brent
 & Chappell
909 East Main Street, Suite 1200
Richmond, Virginia  23219
(804) 697-4100




Of Counsel

                                SCHEDULE 8.01(a)

                           ASSUMED EXECUTORY CONTRACTS


Ellen Properties
Attn:  S. James Ellen, Jr.
c/o Capital Masonry
2305 LaCrosse Street
Richmond, VA  23223

Trigon Blue Cross Blue Shield
 of Virginia
P.O. Box 26807
Richmond, VA  23261-6807

Healthkeepers
P.O. Box 26623
Richmond, VA  23261-6623

Atlantic Mailing Equipment
 Services
P.O. Box 11874
Charlotte, NC  28220

J.B. Edwards Leasing Co.
P.O. Box 6798
Wyomissing, PA  19610

Pitney Bowes
P.O. Box 41067
Norfolk, VA  23541-1067

Mellon Securities Trust Company
85 Challenger Road
Overpeck Centre
Ridgefield Park, NJ  07660


Lease on manufacturing facility used by the debtor. Lease dated July 1, 1992. Debtor is the lessee.



Health insurance contract on part of debtors employees.



Health insurance contract on part of debtors employees.


Operating lease on mailing machine.




Operating lease on copier.



Operating lease on postage meter.



Contract to handle stock transfer transactions.



Fortis Benefits
P.O. Box 27-644-1
Kansas City, MO  64180-0644

Hilb, Rogal and Hamilton
 Company of Richmond
4235 Innslake Drive
P.O. Box 1488
Glen Allen, VA  23060

As Agent For:

 Travelers Insurance Company
   Workers Comp - VA
   Policy #KUB652K4516IND95
   Automobile
   Policy #650652K45040IND95
   Commercial Package
   Policy #630114X4933TIA95
   Boiler & Machinery
   Policy #UM5J660542K31ATIL95
 Cigna Insurance Company
   Foreign Liability
   Policy #PHF045221
 Hartford Insurance Company
   Workers Comp - AK
   Policy #14WBBX6322
 Great American Insurance Co.
   Umbrella Liability
   Policy #UMB8279995
 Commercial Underwriters Inc.
 Company
   General Liability
   Policy #EWC1000194

Robert L. Massey
216 Fulham Circle
Richmond, VA  23227

Life and disability insurance contract on all of debtors employees.


Agent handling all general business insurance as noted.





























Employment Contract


Robert S. Lee
6015 Arbor View Terrace
Chester, VA  23831

Mark E. Hills
4805 Fort McHenry Parkway
Glen Allen, VA  23060

Air Pollution Control Products, Inc.
P.O. Box 6113
Ashland, VA  23005

Crochet Equipment Company, Inc.
P.O. Box 15338
Baton Rouge, LA  70895

McCain Engineering Company, Inc.
P.O. Box 817
Pelham, AL  35124

Interel Environmental Technologies, Inc.
11234 E. Caley Avenue, Unit B
Englewood, CO  80111

Shinduk Industry
Myung Bldg. 396-36
Seokyo-Dong
Mapo-KU, Seoul, Korea

Daelim Engineering
Daelim Engineering Bldg.
#17-5, Yoido-dong
Yongdungpo-ku, Seoul, 150-010, Korea

Intacorp
1424, N.W. 82nd Avenue
Miami, FL  33126
Employment Contract



Employment Contract



APC P.O. #008367
APC P.O. #9251


Crochet P.O. #1203





McCain P.O. #5518
McCain P.O. #7211


Interel P.O. #6807



Shinduk P.O. #SI-9512




Daelim P.O. #PO-11473-001




Intacorp P.O. #M-1778-95-5

                                    EXHIBIT A

                           Loan and Security Agreement

                                                      - 34 -

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                                    EXHIBIT B

                       Form of Lighthouse Promissory Note















163812.2

                                                      - 35 -

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